UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

 January 21, 2013

KEATING CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53504	26-2582882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1100 Greenwood Village, CO 80111
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (720) 889-0139

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Resignation of Stephen M. Hills as Chief Financial Officer and Treasurer

On January 21, 2013, Stephen M. Hills submitted his resignation as the Chief Financial Officer and Treasurer of Keating Capital, Inc. (the “Company”) effective February 20, 2013. His resignation was accepted by the Company’s Board of Directors on January 22, 2013.  Mr. Hills’ resignation was a personal decision and was not the result of any disagreement with the Company on any matters relating to its operations, policies or practices.

Appointment of Frederic M. Schweiger as Chief Financial Officer and Treasurer

The Company’s Board of Directors has appointed Frederic M. Schweiger to serve as the Company’s Chief Financial Officer and Treasurer, replacing Mr. Hills, effective February 20, 2013.   Mr. Schweiger currently serves as a director of the Company and its Chief Operating Officer and Chief Compliance Officer.  Mr. Schweiger also is the Chief Operating Officer and Chief Compliance Officer of the Company’s investment adviser, Keating Investments, LLC (“Keating Investments”), and serves as a member of Keating Investments’ investment committee.  Accordingly, Mr. Schweiger is an “interested person” of the Company as such term is defined in Section 2(a)(19) under the Investment Company Act of 1940, as amended (the “1940 Act”).

Biographical and other information in satisfaction of the disclosures required by Items 401(b) and 401(e) of Regulation S-K with respect to Mr. Schweiger is included in the Proxy Statement for our 2012 Annual Stockholders’ Meeting which was filed with the U.S. Securities and Exchange Commission on April 3, 2012, and such information is included herein by reference.

None of the Company’s executive officers, including Mr. Schweiger, receive direct compensation from the Company.  The compensation of the Chief Financial Officer is paid by Keating Investments, subject to reimbursement by the Company of its allocable portion of such compensation for services rendered by him to the Company.   The allocation ratio with respect to compensation of the Chief Financial Officer is dependent upon the amount of time he devotes to matters on behalf of the Company and Keating Investments, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 23, 2013	KEATING CAPITAL, INC.

		By:	/s/ Timothy J. Keating
Timothy J. Keating
President and Chief Executive Officer

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